Filed Pursuant to Rule 424(b)(2)

File No. 333-159738

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series K, Notes Linked to a Commodity Basket due December 9, 2015	$4,200,000	$299.46

(1)

The total filing fee of $299.46 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PRICING SUPPLEMENT No. 49 dated December 2, 2010 (To Product Supplement No. 11 dated December 1, 2010, Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K Commodity Linked Securities Upside Participation And Fixed Percentage Buffered Downside

Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

■  Linked to a commodity basket comprised of crude oil (25%), gold (25%), copper (25%) and corn (25%)

■   200% participation in the upside performance of the basket, subject to a capped value of 167.5% of the original offering price per note

■   Protection against a decline in the basket as long as the ending price has not declined by more than 25% from the starting price

■  1-to-1 downside exposure to decreases in the value of the basket in excess of 25%

■   Term of approximately 5 years

■   No periodic interest payments

■   May receive less, and possibly significantly less, than the original offering price

Investing in the notes involves risks. See “Risk Factors” on page PRS-7.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	0.10%	99.90%
Total	$4,200,000	$4,200	$4,195,800

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs. The agent discount and structuring and development costs total approximately $26.06 per $1,000 note. See “Plan of Distribution” in the accompanying prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Investment Description

The Notes Linked to a Commodity Basket due December 9, 2015 are senior unsecured debt securities of Wells Fargo & Company that provide (i) the possibility of a leveraged return if the value of the basket of individual commodities (the “Basket”) increases from its starting price to its ending price; provided that the amount received per note will not be more than the capped value of 167.5% of the original offering price per note, (ii) return of principal if, and only if, the ending price of the Basket does not decline by more than 25% from the starting price and (iii) exposure to decreases in the value of the Basket if and to the extent the ending price declines by more than 25% from the starting price. The Basket is comprised of the following basket components, with each basket component having the weighting noted parenthetically: crude oil (25%); gold (25%); copper (25%); and corn (25%). If the ending price declines by more than 25% from the starting price, you will receive less, and possibly significantly less, than the original offering price of your notes.

You should read this pricing supplement together with the accompanying product supplement no. 11 dated December 1, 2010, prospectus supplement dated April 23, 2010 and prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supercedes information in the accompanying product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the accompanying product supplement.

Investor Considerations

We have designed the notes for investors who:

¡

seek exposure to the upside performance of the Basket and desire to enhance any increase in the Basket, in each case subject to the capped value, and desire to protect against a decline of up to 25% in the Basket by:

☐	participating 200% in any increase in the ending price over the starting price, subject to the capped value of 167.5% of the original offering price per note; and

☐	protecting against any decline in the Basket, as long as the ending price has not declined by more than 25% from the starting price;

¡	understand that if any decline in the ending price is more than 25% of the starting price, they will receive less, and possibly significantly less, than the original offering price of the notes;

¡	do not seek current income; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	expect the value of the Basket to decrease more than 25% from its starting price;

¡	seek full exposure to the upside performance of the Basket;

¡	seek full principal protection for their investment;

¡	seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Basket generally, or to the exposure to the Basket that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

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Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Terms of the Notes

Market Measure:	A basket (the “Basket”) comprised of the following basket components, with the return of each basket component having the weighting noted parenthetically: crude oil (25%); gold (25%); copper (25%); and corn (25%).

Pricing Date:	December 2, 2010

Issue Date:	December 9, 2010

The “redemption amount” per note will equal: •If the ending price is greater than the starting price, the lesser of: (i) the original offering price per note plus:

Redemption Amount:	[	original offering price per note x	[	ending price – starting price starting price	]	x participation rate	]	; and

(ii)    the capped value;

•If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: the original offering price per note; or

•If the ending price is less than the threshold price: the original offering price per note minus:

	[	original offering price per note x	threshold price – ending price starting price	]

If the ending price is less than the threshold price, you will receive less, and possibly significantly less, than the original offering price of your notes.

Stated Maturity Date:	December 9, 2015, subject to postponement if a market disruption event occurs or is continuing.

Starting Price:	The starting price is 100.

Ending Price:	The “ending price” will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 25% of the component return of crude oil; (B) 25% of the component return of gold; (C) 25% of the component return of copper; and (D) 25% of the component return of corn.

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Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Terms of the Notes (Continued)

Component Return:

The “component return” of a basket component will be equal to:

final component price – initial component price

initial component price

where,

•   the “initial component price” is the settlement price of such basket component on the pricing date; and

•   the “final component price” will be the settlement price of such basket component on the calculation day.

The initial component prices of the basket components are as follows: crude oil ($88.00); gold ($1,389.00); copper ($8,711.50); and corn (555.50¢).

Settlement Price:

The “settlement price” of a basket component on any day will be:

(i)     in the case of crude oil, the official settlement price per barrel of the first nearby month futures contract for West Texas Intermediate light sweet crude oil, expressed in U.S. dollars per barrel, traded on the New York Mercantile Exchange (“NYMEX”) on that day (the “NYMEX crude oil price”) as made public by the NYMEX;

(ii)    in the case of gold, the official afternoon fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, expressed in U.S. dollars per troy ounce, as calculated by the London Gold Market on that day (the “London gold fixing price”);

(iii)  in the case of copper, the official cash offer price per tonne of copper Grade A on the London Metal Exchange (the “LME”) for the spot market, expressed in U.S. dollars per tonne, traded on the LME on that day (the “LME copper Grade A price”) as made public by the LME; and

(iv)   in the case of corn, the official settlement price per bushel of deliverable-grade corn of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per bushel, traded on the Chicago Board of Trade (the “CBOT”) on that day (the “CBOT corn price”) as made public by the CBOT.

The term “first nearby month futures contract” for corn on any day refers to the futures contract for corn with the last trading day closest to such day and the term “second nearby month futures contract” for corn refers to the futures contract for corn with the last trading day immediately after the last trading day of the first nearby month futures contract for corn.

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Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Terms of the Notes (Continued)

Capped Value:	The capped value is 167.5% of the original offering price per note ($1,675 per $1,000 note). References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

Threshold Price:	The threshold price will be equal to 75% of the starting price.

Participation Rate:	200%

Calculation Day:	December 2, 2015 or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event.

Market Disruption Events:

A “market disruption event” means:

(i) with respect to crude oil: (A) a material limitation or suspension of trading in the first nearby month futures contract for WTI light sweet crude oil traded on NYMEX; or (B) the failure of NYMEX to announce the NYMEX crude oil price;

(ii) with respect to gold: (A) a material limitation or suspension of trading in the London afternoon gold fixing market; or (B) the failure of the London Gold Market to announce or publish the London gold fixing price;

(iii) with respect to copper: (A) a material limitation or suspension of trading in copper Grade A on the LME; or (B) the failure of the LME to announce the LME copper Grade A price; and

(iv) with respect to corn: (A) a material limitation or suspension of trading in the applicable futures contract for deliverable-grade corn; or (B) the failure of CBOT to announce the CBOT corn price.

For purposes of determining whether a market disruption event has occurred or is continuing with respect to a basket component, a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange.

Trading Day:	A “trading day” means (i) with respect to crude oil, any day the NYMEX is open for trading, (ii) with respect to gold, any day the LBMA and is open for trading, (iii) with respect to copper, any day the LME is open for trading, (iv) with respect to corn, any day the CBOT is open for trading.

Calculation Agent:	Wells Fargo Securities, LLC

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Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Terms of the Notes (Continued)

Tax Consequences:	The United States federal income tax consequences of your investment in the notes are uncertain. We urge you to read the discussion on page PS-18 of the accompanying product supplement and discuss the tax consequences of your investment in the notes with your tax advisor.

Agent:	Wells Fargo Securities, LLC. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of 0.10% of the original offering price of the notes. Such securities dealers may include Wells Fargo Investments, LLC or Wells Fargo Advisors, LLC. Wells Fargo Investments, LLC and Wells Fargo Advisors, LLC are our affiliates.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RCA7

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Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Risk Factors

There Are Risks Associated With Each Of The Basket Components.

Crude Oil.

Oil prices fluctuate widely. They are affected by numerous factors in addition to economic activity. These include weather, political events, discoveries of new reserves, labor activity, and, especially, direct government intervention such as embargos, and supply disruptions in major producing or consuming regions such as the Middle East, the United States, Latin America, China and Russia. Such events tend to affect oil prices worldwide, regardless of the location of the event. The outcome of meetings of the Organization of Petroleum Exporting Countries (OPEC) can particularly affect world oil supply and oil prices. Oil prices could also be affected by any decision by OPEC to quote oil prices in a currency other than U.S. dollars (such as Euros), which could decrease liquidity in the first nearby month futures contract, and thereby affect the value of such futures contract. Market expectations about these events and speculative activity may also cause prices to fluctuate.

While short term demand/supply responsiveness to oil price changes can be limited due to short term constraints or stockpiling, generally oil demand and supply adjust to oil prices over time. Oil prices are also affected by factors such as interest rates, money supply, global economic trends, supply disruptions, geopolitical events, speculation, and the policies of foreign and domestic governments and institutions such as OPEC. All of these factors could adversely affect the settlement price of crude oil.

Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers, and such producers have in the past implemented curtailments of output and trade. Such efforts at supply curtailment (or the cessation thereof) could affect the settlement price of crude oil. Oil’s major end-use as a refined product is as a transport fuel, industrial fuel and in-home heating fuel. Potential for substitution exists in most areas, although considerations including relative cost often limit substitution levels. However, the development of a substitute product or transport fuel could adversely affect the settlement price of crude oil.

The supply of and demand for oil influence the price of oil in the medium-to-longer term. In the event of sudden disruptions in the supplies of oil, such as those caused by war, accidents, weather or acts of terrorism, prices of oil futures contracts and, consequently, the settlement price of crude oil, could become extremely volatile and unpredictable. Also, sudden and dramatic declines in futures contract prices may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the discovery of significant additional sources or reserves of oil, the introduction of new or previously withheld supplies into the market (e.g., oil from Iraq) or the introduction of substitute products or commodities. Any such declines could have a significant adverse effect on the settlement price of crude oil. In addition, the price of oil has on occasion been subject to very rapid and significant short-term changes due to speculative activities. Such volatility could lead some investors in oil futures contracts to withdraw from the applicable futures markets, which could adversely affect the liquidity of such markets and could adversely affect the settlement price of crude oil.

Gold.

Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and

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Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Risk Factors (Continued)

global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

The settlement price of gold will be determined by reference to prices reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should stop operations, or if bullion trading by LBMA members should become subject to a value added tax, any other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be affected. In addition, there are no price limits applicable to LBMA contracts and, consequently, prices can decline without limitation over a period of time.

Copper.

The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced by speculative actions and by currency exchange rates. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important include the electrical and construction sectors. In recent years demand has been supported by strong consumption from newly industrializing countries, which continue to be in a copper-intensive period of economic growth as they develop their infrastructure. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper and their availability and price also affects the demand for copper.

Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from countries that have experienced political instability and upheaval and, as a result, copper supply has been affected by strikes, financial problems and terrorist activity in recent years. The supply of copper is also affected by current and previous price levels, which influence investment decisions in new smelters.

The settlement price for copper will be derived from principals’ markets which operate in a manner more closely analogous to the over-the-counter physical commodity markets than the futures markets, and certain features of U.S. futures markets are not present in the context of trading on such principals’ markets. For example, there are no daily price limits, which would otherwise restrict the extent of daily fluctuations in the prices of such commodities in such markets. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

In addition, depending on the underlying commodity, contracts traded on the LME call for daily delivery from one day to three months following the date of the applicable contract and for monthly delivery from the seventh month following the date of the applicable contract up to 63 months following the date of the applicable contract. This is in contrast to contracts traded on future exchanges, which call for delivery in stated delivery months. As a result, there may be greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices for LME contracts for certain delivery dates. If

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Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Risk Factors (Continued)

such aberrations occur with respect to the LME official cash seller and settlement price for copper Grade A, the settlement price of copper could be adversely affected.

Corn.

Corn prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of corn, but are also influenced by speculative actions and by currency exchange rates. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the demand from the pork, beef and poultry sectors, which use corn for feed. Adverse events in those industries will lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. In addition, prices for corn are affected by governmental and intergovernmental programs and policies regarding trade, agriculture and energy, specifically and fiscal and monetary issues, more generally. Extrinsic factors such as natural disasters, pestilence, scientific developments, wars and political and civil upheavals also affect corn prices. The United States, Brazil and China are the three biggest suppliers of corn crops.

The additional risks set forth below are discussed more fully in the accompanying product supplement.

•	Your Investment May Result In A Loss.

•	Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

•	If The Notes Are Subject To A Capped Value, Your Return Will Be Limited By The Capped Value And May Not Reflect The Return On A Direct Investment In The Market Measure.

•	The Notes Are Subject To The Credit Risk Of Wells Fargo.

•	No Periodic Interest Will Be Paid On The Notes.

•

The Inclusion Of The Agent Discount Or Commission And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	We Do Not Expect A Trading Market For The Notes To Develop.

•	The Settlement Price Of A Commodity May Change Unpredictably, Affecting The Value Of Your Notes In Unforeseeable Ways.

•	The Valuation Of A Commodity May Not Be Consistent With Other Measures Of Value For Such Commodity.

•

Suspensions, Or Limitations Or Disruptions Of Market Trading In The Commodity And Related Futures Markets And The Rules Of Trading Facilities In Such Markets May Adversely Affect The Value Of The Notes.

•	Possible Regulatory Changes Could Adversely Affect The Return On And Value Of Your Notes.

•	An Investment In The Notes May Be Subject To Risks Associated With Foreign Commodity Exchanges.

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Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Risk Factors (Continued)

•	The Settlement Price Of A Commodity And The Value Of The Notes May Be Affected By Currency Exchange Fluctuations.

•	Changes In Exchange Methodology Or Changes In Law Or Regulations May Affect The Value Of The Notes Prior To Maturity And The Amount You Receive At Maturity.

•	Your Return On The Notes Could Be Less Than If You Owned A Commodity Included In A Market Measure.

•	Historical Settlement Prices Of A Commodity Should Not Be Taken As An Indication Of The Future Performance Of The Commodity During The Term Of The Notes.

•	You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To A Commodity.

•	Holders Of The Notes Will Not Benefit From The Regulatory Protections Of The Commodity Futures Trading Commission Or Any Non-U.S. Regulatory Authority.

•	If The Market Measure To Which Your Notes Are Linked Is A Basket, Changes In The Value Of One Or More Basket Components May Offset Each Other.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•	Potential Conflicts Of Interest Could Arise.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of A Market Measure, Prices Of Commodities Included In A Market Measure Or The Value Of The Notes.

•	Significant Aspects Of The Tax Treatment Of The Notes Are Uncertain.

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Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per $1,000 note (the redemption amount) calculated as follows:

Hypothetical Payout Profile

The following profile is based on a capped value of 167.5% or $1,675 per $1,000 note, a participation rate of 200% and a threshold price equal to 75% of the starting price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price and the term of your investment.

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Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), assuming component returns as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price but less than the capped value:

	Crude Oil	Gold	Copper	Corn
Initial Component Price	88.00	1389.00	8711.50	555.50
Final Component Price	101.38	1659.99	9654.08	625.55
Component Return	15.20%	19.51%	10.82%	12.61%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (25% x 15.20%) + (25% x 19.51%) + (25% x 10.82%) + (25% x 12.61%)] = 114.54

Since the ending price is greater than the starting price, the redemption amount would equal:

$1,000 +	$1,000	x	114.54 – 100	x 200%	= $	1,290.80
100

On the stated maturity date you would receive $1,290.80 per $1,000 note.

Example 2. Redemption amount is equal to the capped value:

	Crude Oil	Gold	Copper	Corn
Initial Component Price	88.00	1389.00	8711.50	555.50
Final Component Price	124.63	1953.63	12229.20	723.32
Component Return	41.63%	40.65%	40.38%	30.21%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (25% x 41.63%) + (25% x 40.65%) + (25% x 40.38%) + (25% x 30.21%)] = 138.22

The redemption amount would be equal to the capped value since the capped value is less than:

$1,000 +	$1,000	x	138.22 – 100	x 200%	= $	1,764.40
100

On the stated maturity date you would receive $1,675 per $1,000 note.

In addition to limiting your return on the notes, the capped value limits the positive effect of the participation rate. If the ending price is greater than the starting price, you will participate in the performance of the Basket at a rate of 200% up to a certain point. However, the participation rate only has a positive effect for ending prices that are not greater than 133.75% of the starting price and the participation rate will not have a positive effect for any ending price greater than 133.75% of the starting price since your return on the notes will be limited to the capped value.

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Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Hypothetical Payments at Stated Maturity (Continued)

Example 3. Redemption amount is equal to the original offering price:

	Crude Oil	Gold	Copper	Corn
Initial Component Price	88.00	1389.00	8711.50	555.50
Final Component Price	74.62	1301.91	7819.44	466.68
Component Return	-15.20%	-6.27%	-10.24%	-15.99%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (25% x -15.20%) + (25% x -6.27%) + (25% x -10.24%) + (25% x -15.99%)] = 88.08

Since the ending price is less than the starting price, but not by more than 25%, you would not lose any of the original offering price of your notes.

On the stated maturity date you would receive $1,000 per $1,000 note.

Example 4. Redemption amount is less than the original offering price:

	Crude Oil	Gold	Copper	Corn
Initial Component Price	88.00	1389.00	8711.50	555.50
Final Component Price	52.58	893.27	5493.47	332.08
Component Return	-40.25%	-35.69%	-36.94%	-40.22%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (25% x -40.25%) + (25% x -35.69%) + (25% x -36.94%) + (25% x -40.22%)] = 61.73

Since the ending price is less than the starting price by more than 25%, you would lose a portion of the original offering price of your notes and receive the redemption amount equal to:

$1,000 –	$1,000	x	75 – 61.73	= $	867.30
100

On the stated maturity date you would receive $867.30 per $1,000 note.

To the extent that the component returns and the ending price differ from the values assumed above, the results indicated above would be different.

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Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Hypothetical Returns

The following table illustrates, for a range of hypothetical ending prices of the Basket:

•	the hypothetical percentage change from the starting price to the hypothetical ending price;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending price	Hypothetical percentage change from the starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
180.00	80.00%	$1,675.00	67.50%	10.58%
160.00	60.00%	$1,675.00	67.50%	10.58%
130.00	30.00%	$1,600.00	60.00%	9.62%
125.00	25.00%	$1,500.00	50.00%	8.27%
115.00	15.00%	$1,300.00	30.00%	5.31%
110.00	10.00%	$1,200.00	20.00%	3.68%
100.00(2)	0.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
85.00	-15.00%	$1,000.00	0.00%	0.00%
75.00	-25.00%	$1,000.00	0.00%	0.00%
70.00	-30.00%	$ 950.00	-5.00%	-1.02%
40.00	-60.00%	$ 650.00	-35.00%	-8.43%
20.00	-80.00%	$ 450.00	-55.00%	-15.34%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The starting price.

The above figures are for purposes of illustration only. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual ending price.

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Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

The Basket

The Basket will represent a weighted portfolio of the following four basket components, with the return of each basket component having the weighting noted parenthetically: crude oil (25%); gold (25%); copper (25%); and corn (25%). The value of the Basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see “Crude Oil,” “Gold,” “Copper” and “Corn.”

The Basket is not a recognized market measure. The Basket was created solely for the purposes of the offering of the notes and will be calculated solely during the term of the notes. The Basket does not reflect the performance of the commodity markets, and may not reflect actual market performance.

The following graph sets forth the hypothetical historical end-of-period levels of the Basket for each month in the period from January 31, 2000 through November 2010, assuming that the Basket was constructed on January 31, 2000 with a starting price of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the settlement prices and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”). We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the notes. The hypothetical historical values do not give an indication of future values of the Basket.

PRS-15

Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Crude Oil

The settlement price for crude oil on any day will be determined by reference to the official settlement price per barrel of the first nearby month futures contract for WTI light sweet crude oil on that day. This futures contract is based on West Texas Intermediate crude oil delivered to Cushing, Oklahoma. Although WTI is refined principally in the United States’ mid-continent region, it forms the basis for pricing other domestic crudes as well as some foreign grades.

The NYMEX, the world’s largest physical commodity futures and options exchange, was founded more than 130 years ago. The NYMEX provides a regulated marketplace where industry participants use futures and options to minimize their price exposure in the physical energy market. The NYMEX conducts trading in its futures contracts through an open-outcry trading floor during the trading day and after hours through an internet-based electronic platform.

We obtained the settlement prices listed below from Bloomberg. We make no representation or the warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth end-of-period settlement prices of crude oil for each month in the period from January 2000 through November 2010. The settlement price on December 2, 2010 was $88.00.

PRS-16

Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Crude Oil (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of crude oil for each quarter in the period from January 1, 2000 through September 30, 2010 and for the period from October 1, 2010 to December 2, 2010.

	High	Low	Last
2000
First Quarter	$34.13	$24.22	$26.90
Second Quarter	$33.05	$23.85	$32.50
Third Quarter	$37.20	$27.43	$30.84
Fourth Quarter	$36.06	$25.77	$26.80
2001
First Quarter	$32.19	$25.96	$26.29
Second Quarter	$29.98	$25.56	$26.25
Third Quarter	$29.53	$21.81	$23.43
Fourth Quarter	$23.34	$17.45	$19.84
2002
First Quarter	$26.31	$17.97	$26.31
Second Quarter	$29.36	$23.47	$26.86
Third Quarter	$30.77	$26.07	$30.45
Fourth Quarter	$32.72	$25.19	$31.20
2003
First Quarter	$37.83	$26.91	$31.04
Second Quarter	$32.36	$25.24	$30.19
Third Quarter	$32.39	$26.96	$29.20
Fourth Quarter	$33.71	$28.47	$32.52
2004
First Quarter	$38.18	$32.48	$35.76
Second Quarter	$42.33	$34.27	$37.05
Third Quarter	$49.90	$38.39	$49.64
Fourth Quarter	$55.17	$40.71	$43.45
2005
First Quarter	$56.72	$42.12	$55.40
Second Quarter	$60.54	$46.80	$56.50
Third Quarter	$69.81	$56.72	$66.24
Fourth Quarter	$65.47	$56.14	$61.04
2006
First Quarter	$68.35	$57.65	$66.63
Second Quarter	$75.17	$66.23	$73.93
Third Quarter	$77.03	$60.46	$62.91
Fourth Quarter	$63.72	$55.81	$61.05
2007
First Quarter	$66.03	$50.48	$65.87
Second Quarter	$70.68	$61.47	$70.68
Third Quarter	$83.32	$69.26	$81.66
Fourth Quarter	$98.18	$79.02	$95.98
2008
First Quarter	$110.33	$86.99	$101.58
Second Quarter	$140.21	$100.98	$140.00
Third Quarter	$145.29	$91.15	$100.64
Fourth Quarter	$98.53	$33.87	$44.60
2009
First Quarter	$54.34	$33.98	$49.66
Second Quarter	$72.68	$45.88	$69.89
Third Quarter	$74.37	$59.52	$70.61
Fourth Quarter	$81.37	$69.51	$79.36
2010
First Quarter	$83.76	$71.19	$83.76
Second Quarter	$86.84	$68.01	$75.63
Third Quarter	$82.55	$71.63	$79.97
October 1, 2010 to December 2, 2010	$88.00	$79.49	$88.00

PRS-17

Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Gold

The settlement price for gold on any day will be determined by reference to the official afternoon fixing price per troy ounce of gold, expressed in U.S. dollars, for delivery in London through a member of the LBMA authorized to effect such delivery. Twice daily during London trading hours there is a “fixing” which provides reference gold prices for that day’s trading. Formal participation in the London fixing is traditionally limited to five market-making members of the LBMA. These members meet each London business day at 10:30 a.m. to determine the London morning fixing price, and at 3:00 p.m. to determine the London afternoon fixing price, at the offices of the fixing chairman.

Clients place orders with the dealing rooms of fixing members, who net all orders before communicating their interest to their representative at the fixing. Orders may be changed at any time during these proceedings. The gold price is adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. There are no price limits applicable to LBMA contracts and, consequently, prices can decline without limitation over a period of time.

The London gold bullion markets are the principal global clearing centers for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London gold bullion markets is the LBMA, a self-regulatory association.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth end-of-period settlement prices of gold for each month in the period from January 2000 through November 2010. The settlement price on December 2, 2010 was $1,389.00.

PRS-18

Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Gold (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of gold for each quarter in the period from January 1, 2000 through September 30, 2010 and for the period from October 1, 2010 to December 2, 2010.

	High	Low	Last
2000
First Quarter	$312.70	$275.75	$276.75
Second Quarter	$291.50	$271.30	$288.15
Third Quarter	$287.65	$269.50	$273.65
Fourth Quarter	$275.05	$263.80	$274.45
2001
First Quarter	$272.50	$256.25	$257.70
Second Quarter	$291.25	$255.95	$270.60
Third Quarter	$293.25	$265.10	$293.10
Fourth Quarter	$291.85	$272.20	$276.50
2002
First Quarter	$304.30	$277.75	$301.40
Second Quarter	$327.05	$297.75	$318.50
Third Quarter	$326.30	$302.25	$323.70
Fourth Quarter	$349.30	$310.75	$347.20
2003
First Quarter	$382.10	$329.45	$334.85
Second Quarter	$371.40	$319.90	$346.00
Third Quarter	$390.70	$342.50	$388.00
Fourth Quarter	$416.25	$370.25	$416.25
2004
First Quarter	$425.50	$390.50	$423.70
Second Quarter	$427.25	$375.00	$395.80
Third Quarter	$415.65	$387.30	$415.65
Fourth Quarter	$454.20	$411.25	$435.60
2005
First Quarter	$443.70	$411.10	$427.50
Second Quarter	$440.55	$414.45	$437.10
Third Quarter	$473.25	$418.35	$473.25
Fourth Quarter	$536.50	$456.50	$513.00
2006
First Quarter	$584.00	$524.75	$582.00
Second Quarter	$725.00	$567.00	$613.50
Third Quarter	$663.25	$573.60	$599.25
Fourth Quarter	$648.75	$560.75	$632.00
2007
First Quarter	$685.75	$608.40	$661.75
Second Quarter	$691.40	$642.10	$650.50
Third Quarter	$743.00	$648.75	$743.00
Fourth Quarter	$841.10	$725.50	$833.75
2008
First Quarter	$1,011.25	$846.75	$933.50
Second Quarter	$946.00	$853.00	$930.25
Third Quarter	$986.00	$740.75	$884.50
Fourth Quarter	$903.50	$712.50	$869.75
2009
First Quarter	$989.00	$810.00	$916.50
Second Quarter	$981.75	$870.25	$934.50
Third Quarter	$1,018.50	$908.50	$995.75
Fourth Quarter	$1,212.50	$1,003.50	$1,087.50
2010
First Quarter	$1,153.00	$1,058.00	$1,115.50
Second Quarter	$1,261.00	$1,123.50	$1,244.00
Third Quarter	$1,307.50	$1,157.00	$1,307.00
October 1, 2010 to December 2, 2010	$1,421.00	$1,313.50	$1,389.00

PRS-19

Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Copper

The settlement price of copper on any day will be determined by reference to the official cash offer price per tonne of copper Grade A on the LME for the spot market, expressed in U.S. dollars per tonne.

The LME was established in 1877 and is the principal base-metal exchange in the world on which contracts for delivery of copper, lead, zinc, tin, aluminum, aluminum alloy and nickel are traded. In contrast to U.S. futures exchanges, the LME operates as a principals’ market for the trading of forward contracts, and is therefore more closely analogous to over-the-counter physical commodity markets than futures markets. There are no price limits applicable to LME prices, and therefore prices can decline without limitation over a period of time.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth end-of-period settlement prices of copper for each month in the period from January 2000 through November 2010. The settlement price on December 2, 2010 was $8,711.50.

PRS-20

Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Copper (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of copper for each quarter in the period from January 1, 2000 through September 30, 2010 and for the period from October 1, 2010 to December 2, 2010.

	High	Low	Last
2000
First Quarter	$1,898.00	$1,703.00	$1,728.50
Second Quarter	$1,829.00	$1,607.00	$1,773.50
Third Quarter	$2,009.00	$1,741.00	$1,978.00
Fourth Quarter	$1,966.50	$1,759.00	$1,808.50
2001
First Quarter	$1,837.00	$1,664.50	$1,666.00
Second Quarter	$1,730.00	$1,550.50	$1,550.50
Third Quarter	$1,573.00	$1,403.00	$1,424.00
Fourth Quarter	$1,540.50	$1,319.00	$1,462.00
2002
First Quarter	$1,650.50	$1,421.00	$1,623.00
Second Quarter	$1,689.50	$1,551.00	$1,654.00
Third Quarter	$1,667.50	$1,434.50	$1,434.50
Fourth Quarter	$1,649.50	$1,429.00	$1,536.00
2003
First Quarter	$1,728.00	$1,544.50	$1,587.50
Second Quarter	$1,711.50	$1,564.00	$1,644.00
Third Quarter	$1,824.50	$1,638.00	$1,794.00
Fourth Quarter	$2,321.00	$1,790.50	$2,321.00
2004
First Quarter	$3,105.50	$2,337.00	$3,067.50
Second Quarter	$3,170.00	$2,554.00	$2,664.50
Third Quarter	$3,140.00	$2,700.00	$3,140.00
Fourth Quarter	$3,287.00	$2,835.00	$3,279.50
2005
First Quarter	$3,424.50	$3,072.00	$3,408.00
Second Quarter	$3,670.00	$3,113.00	$3,597.00
Third Quarter	$3,978.00	$3,444.00	$3,949.00
Fourth Quarter	$4,650.00	$3,905.00	$4,584.50
2006
First Quarter	$5,527.50	$4,537.00	$5,527.50
Second Quarter	$8,788.00	$5,561.00	$7,501.00
Third Quarter	$8,233.00	$7,230.00	$7,601.00
Fourth Quarter	$7,740.00	$6,290.00	$6,290.00
2007
First Quarter	$6,940.00	$5,225.50	$6,940.00
Second Quarter	$8,225.00	$6,916.00	$7,650.00
Third Quarter	$8,210.00	$6,960.00	$8,165.00
Fourth Quarter	$8,301.00	$6,272.50	$6,676.50
2008
First Quarter	$8,881.00	$6,666.00	$8,520.00
Second Quarter	$8,884.50	$7,921.00	$8,775.50
Third Quarter	$8,985.00	$6,419.00	$6,419.00
Fourth Quarter	$6,379.00	$2,770.00	$2,902.00
2009
First Quarter	$4,078.00	$3,050.50	$4,035.00
Second Quarter	$5,266.00	$3,963.50	$5,108.00
Third Quarter	$6,490.50	$4,821.00	$6,136.00
Fourth Quarter	$7,346.00	$5,856.00	$7,346.00
2010
First Quarter	$7,830.00	$6,242.00	$7,830.00
Second Quarter	$7,950.50	$6,091.00	$6,515.00
Third Quarter	$8,053.50	$6,354.00	$8,053.50
October 1, 2010 to December 2, 2010	$8,925.00	$8,085.50	$8,711.50

PRS-21

Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Corn

The settlement price of corn on any day will be determined by reference to the official settlement price per bushel of deliverable-grade corn of the first nearby month futures contract (or in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), expressed in U.S. cents per bushel traded on the CBOT.

The CBOT, established in 1848, is a futures and futures-options exchange. In its early history, the CBOT traded only agricultural commodities such as corn, wheat, oats and soybeans. Futures contracts at the exchange evolved to include non-storable agricultural commodities and non-agricultural products. South American Soybean futures and Ethanol futures, the exchange’s newest products, were introduced in 2005 in response to shifting trends in the global agricultural economy.

We obtained the settlement prices listed below from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The following graph sets forth end-of-period settlement prices of corn for each month in the period from January 2000 through November 2010. The settlement price on December 2, 2010 was 555.50¢.

PRS-22

Enhanced Growth Securities Notes Linked to a Commodity Basket due December 9, 2015

Corn (Continued)

The following table sets forth the high and low settlement prices, as well as end-of-period settlement prices, of corn for each quarter in the period from January 1, 2000 through September 30, 2010 and for the period from October 1, 2010 to December 2, 2010.

	High		Low		Last
2000
First Quarter	240.75	¢	200.75	¢	236.00	¢
Second Quarter	250.75	¢	195.75	¢	195.75	¢
Third Quarter	198.00	¢	174.75	¢	197.75	¢
Fourth Quarter	231.75	¢	199.25	¢	231.75	¢
2001
First Quarter	230.00	¢	203.25	¢	203.25	¢
Second Quarter	212.25	¢	187.25	¢	197.25	¢
Third Quarter	234.25	¢	199.25	¢	214.50	¢
Fourth Quarter	221.25	¢	202.25	¢	209.00	¢
2002
First Quarter	214.75	¢	202.50	¢	202.50	¢
Second Quarter	233.75	¢	196.00	¢	233.00	¢
Third Quarter	292.50	¢	222.50	¢	251.50	¢
Fourth Quarter	260.00	¢	235.75	¢	235.75	¢
2003
First Quarter	245.25	¢	227.75	¢	236.50	¢
Second Quarter	255.75	¢	223.75	¢	223.75	¢
Third Quarter	247.00	¢	205.50	¢	220.25	¢
Fourth Quarter	253.50	¢	213.75	¢	246.00	¢
2004
First Quarter	320.00	¢	250.00	¢	320.00	¢
Second Quarter	330.50	¢	262.50	¢	262.50	¢
Third Quarter	263.00	¢	205.25	¢	205.50	¢
Fourth Quarter	209.00	¢	197.00	¢	204.75	¢
2005
First Quarter	228.50	¢	194.75	¢	213.00	¢
Second Quarter	235.50	¢	203.50	¢	222.25	¢
Third Quarter	260.00	¢	203.25	¢	205.50	¢
Fourth Quarter	216.25	¢	191.25	¢	215.75	¢
2006
First Quarter	239.50	¢	205.00	¢	236.00	¢
Second Quarter	263.00	¢	228.25	¢	246.00	¢
Third Quarter	268.25	¢	219.00	¢	262.50	¢
Fourth Quarter	390.50	¢	264.00	¢	390.25	¢
2007
First Quarter	438.50	¢	354.50	¢	374.50	¢
Second Quarter	419.00	¢	340.00	¢	340.00	¢
Third Quarter	386.75	¢	310.00	¢	373.00	¢
Fourth Quarter	455.50	¢	339.75	¢	455.50	¢
2008
First Quarter	572.50	¢	462.50	¢	567.25	¢
Second Quarter	768.25	¢	576.25	¢	737.75	¢
Third Quarter	761.00	¢	487.50	¢	487.50	¢
Fourth Quarter	484.00	¢	309.25	¢	407.00	¢
2009
First Quarter	427.50	¢	349.25	¢	404.75	¢
Second Quarter	449.50	¢	354.50	¢	354.50	¢
Third Quarter	358.00	¢	306.25	¢	344.00	¢
Fourth Quarter	417.50	¢	333.50	¢	414.50	¢
2010
First Quarter	423.00	¢	345.00	¢	345.00	¢
Second Quarter	373.25	¢	333.25	¢	362.75	¢
Third Quarter	521.75	¢	362.75	¢	495.75	¢
October 1, 2010 to December 2, 2010	590.00	¢	465.75	¢	555.50	¢

PRS-23